Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 3, 2009, except as to the stock split described in Note 17 which is as of November 19, 2009, relating to the consolidated financial statements of Global Defense Technology and Systems, Inc. (Successor or the Company), which appears in Global Defense Technology and Systems, Inc.’s Registration Statement on Form S-1/A (No. 333-161719) and filed on November 19, 2009.

/s/PricewaterhouseCoopers, LLP

McLean, Virginia

November 25, 2009